UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2025

Pentair plc

(Exact name of registrant as specified in its charter)

Ireland	001-11625	98-1141328
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

Regal House, 70 London Road, Twickenham, London, TW13QS United Kingdom

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 44-74-9421-6154

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	PNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).     ☐     Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 5, 2025 (the “Closing Date”), Pentair plc (“Pentair”) and its subsidiaries Pentair Finance S.à r.l. (“Pentair Finance”) and Pentair, Inc. (“Pentair U.S.”) entered into a Second Amended and Restated Credit Agreement (the “Agreement”), among Pentair Finance and Pentair U.S., as borrowers, Pentair, as guarantor, and the lenders and agents party thereto, providing for a five-year $900.0 million senior unsecured revolving credit facility (the “Senior Credit Facility”). The Agreement amends and restates in its entirety the Amended and Restated Credit Agreement, dated as of December 16, 2021, among Pentair, Pentair Finance, Pentair U.S., and the lenders and agents party thereto, as previously amended by an Amendment No. 1 dated as of December 23, 2022. Pentair Finance has the option to request to increase the revolving credit facility and/or to enter into one or more tranches of term loans in an aggregate amount of up to $450.0 million, subject to customary conditions, including the commitment of the participating lenders. As of the Closing Date, after giving effect to any borrowings made on such date, the total amount of loans outstanding under the Senior Credit Facility was $186.4 million.

The Senior Credit Facility is guaranteed by Pentair. The Senior Credit Facility bears interest at a rate equal to an adjusted base rate, Term SOFR, EURIBOR, or, solely for swingline loans denominated in euros, ESTR, plus, in each case, an applicable margin. The applicable margin is based on, at Pentair Finance’s election, Pentair’s leverage level or Pentair Finance’s public credit rating. Additionally, Pentair Finance will pay a quarterly facility fee based on the average daily amount of the Senior Credit Facility (whether used or unused), which will be determined, at Pentair Finance’s election, by Pentair’s leverage level or Pentair Finance’s public credit rating. Interest on borrowings and the facility fee are generally payable in arrears (i) quarterly, (ii) monthly, or (iii) at the end of the interest period, unless such interest period is longer than three months, in which case payment is due on each successive date three months after the first day of such period, in each case depending on the type of loan.

With certain exceptions, the Senior Credit Facility matures on May 5, 2030. Pentair Finance is permitted to voluntarily prepay loans and/or reduce the commitments under the Senior Credit Facility, in whole or in part, without penalty or premium, subject to certain minimum amounts and increments and the payment of customary breakage costs. No mandatory prepayment will be required under the Senior Credit Facility unless certain affiliate and currency sub-limits are exceeded, subject to certain other exceptions.

The Senior Credit Facility contains financial covenants requiring Pentair not to permit (i) the ratio of its consolidated debt (net of its consolidated unrestricted cash and cash equivalents in excess of $5.0 million but not to exceed $250.0 million) to its consolidated net income (excluding, among other things, non-cash gains and losses) before interest, taxes, depreciation, amortization and non-cash share-based compensation expense (“EBITDA”) on the last day of any period of four consecutive fiscal quarters (each, a “testing period”) to exceed 3.75 to 1.00 (or, at Pentair Finance’s election and subject to certain conditions, 4.25 to 1.00 for four testing periods in connection with certain material acquisitions) and (ii) the ratio of its EBITDA to its consolidated cash interest expense for the same period to be less than 3.00 to 1.00. In addition, subject to certain qualifications and exceptions, the Senior Credit Facility also contains covenants that, among other things, restrict Pentair’s ability to create liens, merge or consolidate with another person, make acquisitions and incur subsidiary debt.

The Senior Credit Facility contains customary events of default. If an event of default occurs and is continuing, then the lenders may terminate all commitments to extend further credit and declare all amounts outstanding under the Senior Credit Facility due and payable immediately. In addition, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all amounts outstanding under the Senior Credit Facility will automatically become due and payable immediately.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 4.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits

The exhibits listed in the Exhibit Index below are filed as part of this report.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Amended and Restated Credit Agreement, dated as of May 5, 2025, among Pentair plc, Pentair Finance S.à r.l., Pentair, Inc. and the lenders and agents party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on May 5, 2025.

PENTAIR PLC
Registrant

By:	/s/ Karla C. Robertson
Karla C. Robertson
Executive Vice President, Chief Sustainability Officer, General Counsel and Secretary